Exhibit 6.9

ASSET PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is made the 11th day of February 2025, effective as of the 11th day of February, 2025 (the “Effective Date”), between Dominique Logan and Darius Logan p/k/a “Blaq Tuxedo” [individually and on behalf of his present and future designees (individually and collectively, “Owner”), Owner is sometimes individually and collectively referred to hereinafter as “Seller”), whose address is _c/o AJ Farag Law, 1525 N. Elston, STEE 200, Chicago, IL 60642, on the one hand, and Musicow IP US, LLC, a Delaware limited liability company with offices at 345 N. Maple Drive, Suite 200, Beverly Hills, CA 90210 (“Purchaser”), and who also maintains an office with an address at 92 Sejong-Daero, Jung-Gu, Seoul, Republic of Korea on the other hand, and is made in light of the following circumstances.

Whereas, Seller acknowledges that Purchaser intends to fractionalize and sell the Royalty Stream, as defined herein, for each of the Works, as defined below, individually, in an “Offering,” as defined herein, on an Internet-based digital marketplace containing entertainment and investment content, at the URL www._________________________.com, owned and operated by Purchaser or its affiliates (this digital marketplace may be referred to herein as the “Musicow Platform”).

I. Each of the master recordings to the extent owned, controlled and/or acquired, in whole or in part, by Seller as listed on Schedule “A” attached hereto and incorporated herein by this reference, to the full extent of Owner’s entire master ownership contribution thereto and/or Owner’s ownership interest therein as specified in Schedule “A” attached hereto, shall be individually referred to hereinafter as a “Work” and collectively referred to hereinafter as the “Works.”

II. Seller owns and controls one hundred percent (100%) of all right, title and interest (i) in the copyrights in Seller’s interest in the Works, and (ii) if and as applicable, all administration rights and right to receive income of every kind and nature in Seller’s interest in each of the Works throughout the universe.

III. Subject to the terms of this Agreement, Purchaser desires to acquire and Seller desires to sell a forty percent (40%) of (a), (b) and (c) below:

a.	Seller’s master recording copyright ownership interest in and to each and every Work, whether present, or future rights (and whether existing, contingent, expectant or otherwise therein (herein the “Seller Copyright”); and

b.	Subject to the rights of a third party distributor of the Works and third party royalty participants, the exclusive 100% administration rights (whether existing, contingent, expectant or otherwise) and all rights to receive all income, as applicable, in and to Purchaser’s share of Seller’s Copyright interest in, subject to any agreements with any royalty payor, third party distributors, and/or administrators (herein “Disclosed Agreements”), including the sole and exclusive right to collect an undivided forty percent (40%) of one hundred (100%) percent of the income from each of the Works and any and all other monies payable or creditable to Seller anywhere in the universe in connection with each of the Works from and after the Cash Date, regardless of when such monies are earned or due; any and forty percent (40%) of Seller’s rights under the Disclosed Agreements or other agreements, including the sole and exclusive right to exercise any and all of Seller’s approval and/or audit rights thereunder; subject to the Disclosed Agreements;

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c.	Subject to the rights of a third party distributor of the Works, with respect to any applicable master recording, one hundred percent (100%) of Seller’s entire income (the “Seller’s Share”), including, without limitation, all right, title and interest in and to the entire share of all monies, or any portion thereof, collectible on or after the Cash Date (regardless of when earned) derived from each of the Works from any and all sources, including, but not limited to, streaming, performance, synchronization, print and any and all other income sources, both domestic and non-domestic, whether now known or hereafter devised, and expressly including any performance income from SoundExchange or any and all neighboring rights income (herein collectively with the “Royalty Stream”). Purchaser desires to acquire and Seller desires to sell as set forth in this Paragraph III (a) forty percent (40%) of the Seller’s Copyright as further described herein and (b) forty percent (40%) of the Royalty Stream, collectively referred to hereinafter as the “Collective Interest.”

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties, agreements and obligations herein contained, the parties hereto agree as follows:

2. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby makes the following representations, warranties, covenants and agreements:

(a) Intentionally Deleted

(b) Intentionally Deleted

(c) Schedule “A” attached hereto correctly and completely sets forth the full title,of the “Works,” including all co-owners and correctly and completely sets forth the percentage share in and to each of the Works that are owned by Seller (whether said ownership rights are existing, vested, contingent, expectant, or otherwise, and whether said ownership rights become available as the result of existing or future legislation, or otherwise) and a portion is being assigned by Seller to Purchaser pursuant to the terms of this Agreement.

(d) Seller is the sole and exclusive owner of all right, title and interest in and to the Collective Interest in each and every Work, including, without limitation, the title, and all other rights of whatsoever kind or nature therein and thereto, whether now or hereafter known, and all claims and demands accrued or to accrue with respect thereto, and the copyrights and renewal, extended and reversionary terms of copyright therein and thereto, and all rights to secure renewals, extensions and reversions of copyright, throughout the universe, and the right to receive and retain Seller’s entire share of royalties with respect to each and every Work , all as set forth in and except only to the extent (if at all) expressly limited by Schedule “A” hereto. Seller has good and marketable title to the Collective Interest in each and every Work and no interest in the Collective Interest in any of the Works has been assigned, pledged or otherwise transferred or encumbered, nor has any security interest, lien, mortgage or other encumbrance been granted therein by or on behalf of Seller, to secure indebtedness or otherwise. Other than as may be expressly contained in the Schedules and Exhibits attached hereto, no other person or entity has or shall have any right, title or interest in or to the Collective Interest in any of the Works that is inconsistent with any right hereby granted to Purchaser, and Seller has not heretofore done or permitted to be done, and shall not hereafter do or permit to be done, any act or thing that is or may be inconsistent with Purchaser’s sole and exclusive ownership of, and/or right to administer, any Work, or that shall impair, curtail or in any way derogate from any right granted to Purchaser by this Agreement.

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(e) Within the time and in the manner prescribed by law, all federal, state and local tax returns required by law have been properly and timely filed with respect to Seller and all taxes, assessments and penalties due and payable with respect to Seller and/or the Collective Interest in the Works have been fully and timely paid. There is no present dispute as to any tax of any kind or nature payable with respect to Seller. All federal, state and local taxes accrued or owing up to and including the Closing Date (as defined in paragraph 4 below), arising out of or in connection with the Collective Interest in the Works, or any of them, including, without limitation, any sales and/or transfer taxes resulting from the transaction contemplated herein, have been or shall be fully and timely paid or caused to be fully and timely paid by Seller.

(f) No adverse claim of any nature, kind or description currently exists and no suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation is currently pending, threatened or anticipated with respect to any portion of the Collective Interest in the Works, or any of them, or any right or interest, including, without limitation, any of the copyrights, therein and thereto. To the extent of Seller’s contributions to the Work Seller hereby warrants and represents to Purchaser that each and every Work is original and does not infringe upon any other work or any right of any kind or nature of any third party. Seller hereby further warrants and represents that there is no defect in title with respect to any of the Works. Seller is not a party to or bound by any judgment, order, writ, injunction, award or decree of any court, arbitrator, governmental agency or instrumentality that would prevent the execution and/or performance of this Agreement and/or any of the transactions contemplated hereby. The execution and performance of this Agreement is not prohibited by and shall not violate or constitute a breach of any contract, agreement, indenture or other document to which Seller is a party or that is binding upon Seller, including but not limited to any warranty, representation or covenant contained therein, and shall not violate any foreign, federal, state or local law, rule or regulation.

(g) No action has been taken or omitted by Seller or by any third party on behalf of Seller that would destroy or in any way impair the validity of any copyright or right to receive income in any of the Works under the United States Copyright Law, the Copyright Act of Korea, or any other statutory or common law copyright law.

(h) Except for the Disclosed Agreements and Seller’s membership agreement(s) with SoundExchange, Seller has not entered into any exclusive licensing and/or collection agreement relating to the Works, or any of them, including, without limitation, performing rights or any similar agreement. Seller’s membership agreement(s) with Sound Exchange as label share, as applicable, was made in the ordinary course of business and contains only the usual terms and conditions and fall within parameters considered normal and customary within the music industry. By way of illustration of the aforesaid, but not by way of limitation, no such agreement or arrangement is less favorable to Seller than a standard arrangement with SoundExchange. Other than the Disclosed Agreements, Seller is not bound by any exclusive agreement, understanding or arrangement concerning the administration, publication, recording, distribution or other exploitation of any of the Works in any country or jurisdiction within the universe, including, without limitation, the United States of America.

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(i) Excluding the rights to a third party distributor of the Works and third party royalty participants, Seller has not lost (whether by termination or amendment of any contract relating thereto or by expiration or non-renewal of any copyright therein) or disposed of any interest in any portion of the Collective Interest in any of the Works. Except as otherwise described herein, Purchaser shall, by reason of the transactions contemplated by this Agreement, acquire a complete legal and beneficial interest in the entire Collective Interest in each and every Work. In addition to the rights, title and interests owned and/or controlled by Purchaser prior to the Closing Date, Purchaser shall, by reason of the transactions contemplated by this Agreement, acquire all rights, title and interests in and to the entire Collective Interest in each and every Work exactly as enjoyed and possessed by Seller prior to the Closing Date. The entire Collective Interest in each and every Work is owned by Seller for the full period of copyright, including any and all extensions, renewals and/or reversionary periods in all countries and jurisdictions within the universe and, by reason of this Agreement, Purchaser shall be vested with all such rights subject to the terms described in this Agreement, including, without limitation, for any master recordings the right to collect and retain for Purchaser’s own account forty percent (40%) of one hundred percent (100%) of Seller’s entire copyrights owner’s share of performance income, if and as applicable, and/or forty percent (40%) of one hundred percent (100%) of Seller’s label’s share of performance income or neighboring rights derived from SoundExchange and/or from any and all sources, including, without limitation, performance, synchronization, print and any and all other income sources, both domestic and non-domestic, whether now known or hereafter devised.

(j) Seller has all necessary right, power, legal capacity, authority, and all necessary approval or consent from relevant parties to sell, assign and transfer the entire Collective Interest in each and every Work as provided herein; and to effectuate the execution and delivery of this Agreement and the execution and delivery of any and all other documents and/or instruments contemplated hereby, and the performance of and compliance with all of the terms, conditions and obligations hereof and the transactions contemplated hereby; and no approval or consent of any person, firm or corporation other than Seller is or shall be necessary in connection therewith except as otherwise described herein. This Agreement and each document and/or instrument contemplated hereby is legal, valid and binding upon Seller and is and shall be enforceable in accordance with its terms.

(k) Seller does not have any debt, liability or obligation of any kind or nature whatsoever, whether accrued, absolute, contingent or otherwise, and whether due or to become due, with respect to or affecting any portion of the Collective Interest in any of the Works. The entire Collective Interest in each and every Work and all other assets being assigned hereunder are free and clear of any and all liens, charges, mortgages, pledges, claims, encumbrances, obligations and liabilities of any kind or nature whatsoever, whether accrued, absolute, contingent or otherwise. There is no agreement pursuant to which any portion of the Collective Interest in any of the Works secures any loan or indebtedness of Seller or any third party. Except as otherwise described herein, Seller hereby further warrants that there is no (and Seller shall not enter into any) agreement or commitment (including, without limitation, any cross-collateralization or security agreement) that shall in any way interfere with or encumber any of the rights or interests being assigned to Purchaser in this Agreement. Seller shall take any and all action, at Seller’s own expense, that Purchaser deems reasonably necessary or desirable, to properly satisfy the warranties contained in this paragraph and those contained throughout this Agreement. In the event Seller requests Purchaser to account to third parties associated with the Album, than Purchaser shall account to such third parties upon receipt of the third party agreements (e.g. producer, features, writers, etc.) (“Album Agreements”), receipt of an LOD from Seller, and upon receipt of 100% of all monies earned from the Works from the third party distributor (e.g. currently TuneCore), Purchaser may account to the third parties associated with the Album Agreements on a semi-annual basis. In the event the rights granted to Seller herein revert to Purchaser as further described herein, Seller shall assist in reverting such LOD’s to TuneCore for the purpose of accounting to such third parties.

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(l) Seller has complied with all, and is not in violation of any, applicable foreign, federal, state and local statutes, laws and regulations affecting (i) Seller’s properties and/or the operation of Seller’s business, and/or (ii) the Collective Interest.

(m) No person or entity other than Purchaser holds a power of attorney on behalf of Seller affecting, directly or indirectly, all or any portion of the rights or interests that are the subject matter of this Agreement.

(n) As of the Closing Date, Seller shall have no outstanding, unrecouped and unearned third-party advance that Seller has received in respect of any of the Works that remains unpaid. In the event that there is any such outstanding, unrecouped and/or unearned third-party advance, the aggregate amount of such outstanding, unrecouped and/or unearned third-party advance(s) shall be, at the election of Purchaser and in addition to Purchaser’s other rights, deducted from the payment of the Purchase Price (as defined below) and/or paid by Seller to Purchaser promptly (and in any event within ten (10) days) upon Purchaser’s demand therefor. Seller hereby warrants and represents that as of the execution of this Agreement, there is no such outstanding, unrecouped and/or unearned advance.

(o) As of the Closing Date, there are no accrued royalties arising from or related to any of the Works, which are owed to Seller, either directly or indirectly through any entities.

(p) Intentionally Deleted.

(q) All conditions required of Seller under this Agreement for the effective and binding sale, assignment and transfer contemplated by this Agreement have been satisfied, including, without limitation, the obtaining of each and every consent, approval and/or waiver (if any), the giving of each and every notice (if any), the making of each and every filing (if any) and the satisfaction of each and every payment and/or claim (if any) of any third party. No third party has or shall have any right of approval, right of first negotiation, right to match an offer or right of first refusal with respect to this transaction, and all of the Works are freely assignable. There is no so-called “key man” clause in any agreement relating to any portion of the Collective Interest in any of the Works. No current or prior employee or associate of Seller has any actual or potential claim against Seller or Purchaser and/or any of the Works that shall in any way impair, lessen or interfere with any of the rights, interests and/or benefits being transferred to Purchaser hereunder.

(r) All statements and materials provided for the assessment of the Purchase Price under this Agreement present true and accurate information.

(s) None of the representations and warranties made by Seller or made in any exhibit, certificate, memorandum, document or instrument furnished or to be furnished by Seller or on Seller’s behalf, contains or shall contain any untrue statement of a material fact, or omits or shall omit any fact, the omission of which would be materially misleading.

(t) As of the date hereof, Seller is able to meet all of Seller’s liabilities as they mature, is not insolvent, and has no intention to file, and has no notice of any intention or threat on the part of any third party to file against Seller or on Seller’s behalf, any petition initiating any proceeding under the Federal Bankruptcy Act or the insolvency laws of any state or foreign jurisdiction.

(u) Simultaneously with the execution of this Agreement, Seller will execute, notarize (as applicable), and deliver to Purchaser: (i) the applicable assignment of copyright in the form attached hereto as Exhibit “A” and incorporated herein by this reference; and (ii) such forms of notification to third parties of the transfer effected by this Agreement as Purchaser may require, including, without limitation the notices attached hereto as Exhibit “B” and the Royalty Assignment Form attached hereto as Exhibit “C.”

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(v) All statements, documents, financial data, or any other information provided to Purchaser on or before the Effective Date of this Agreement, including but not limited to any statements and responses to the Due Diligence Questionnaire attached hereto as Exhibit “E”, are true and accurate.

(w) Seller has not prior to the Closing Date received any advance payments on royalties earned from the Works pursuant to any agreement.

3. AGREEMENT TO TRANSFER THE COLLECTIVE INTEREST. On the Closing Date, effective as of 12:00 a.m. [Pacific Time], Seller sells, assigns, transfers, conveys, grants and delivers to Purchaser all right, title and interest (whether existing, contingent, expectant or otherwise) in and to the Collective Interest in each and every Work, including, without limitation, in and to the following:

(a) All of Seller’s right, title and interest, whether existing, vested, contingent, expectant or otherwise, and whether now known or hereafter created, in and to the copyrights in and to the Works throughout the universe as they may be extended in the future, and all reversionary and termination interests in such copyrights throughout the universe under any and all applicable copyright laws as are now or may hereafter be in effect.

(b) To the extent not currently in Purchaser’s possession, all agreements, licenses, certificates of copyright and renewal copyright registrations, index and copyright cards and all other documents affecting the Works or the exploitation thereof.

(c) All sole, exclusive, and unrestricted rights of administration, subject to the Disclosed Agreements, control, publication, printing, performance, mechanical and other reproduction, synchronization, sale, exploitation, revision, arrangement, adaption, dramatization, creation of derivative works, orchestration, translation and use, by any and all means and media, whether now known or hereafter devised.

(d) All sole, exclusive, and unrestricted rights to license, assign and enter into agreements to or with any person or entity, including but not limited to affiliates of Purchaser, with respect to all or any part of the rights specified herein.

(e) The right to receive any and all performance credits, monies and other payments or consideration from performing rights societies, including, but not limited to, SoundExchange, as applicable, and expressly including the right to receive the so-called owner’s share from such performing rights societies or other collection societies.

(f) All existing and potential causes of action and claims, including, without limitation, those for infringement and unpaid royalties, with respect to any of the foregoing and the right of substitution in connection therewith.

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(g) The right to collect, receive and retain the Royalty Stream, including but not limited to all income, royalties and other monies earned from any and all sources with respect to the entire Collective Interest in each and every Work, regardless of when earned, including, without limitation, so-called “pipeline” monies (it being agreed that Purchaser shall have no obligation to pay Seller any royalty of any kind or nature whatsoever on any such earnings), and the right to all claims and causes of action in connection therewith. Without limiting the generality of the foregoing, Purchaser shall be entitled to collect and receive the entire share of all the aforementioned monies (including, without limitation, public performance monies and monies from any and all other sources, throughout the universe, whether such sources are now known or hereafter devised, including, without limitation, mechanical, synchronization and print monies) derived from any and all of the Works as described in this Section, and Purchaser shall be entitled to retain for Purchaser’s own account the applicable share of all monies earned with respect to the Collective Interest in each and every Work as described in this Section.

(h) The sole, exclusive, and unrestricted right to change, alter and/or modify the words, music and/or title of the Works, or any of them, the right to print, reprint, copy, publish, perform, adapt, arrange, parodize, synchronize, transcribe, translate, prepare derivative works of, mechanically and/or electrically reproduce, televise, broadcast and/or otherwise make literary and/or commercial use thereof, and the right to license others to do any or all of the foregoing.

(i) The nonexclusive right to use the names Dominique Logan or Darius Logan or “Blaq Tuxedo,” and the name of each and every other professional, group, assumed and/or fictitious name used by Owner and the name of each and every other publishing or production designee (if any) comprising Seller, in connection with the Works and Purchaser’s music platform business.

(j) Seller hereby irrevocably appoints Purchaser (and Purchaser’s successors and assigns) as Seller’s exclusive agent with respect to (1) the exercise of any and all rights to object to royalty statements relating to the Collective Interest, (2) in respect of the exercise of audit rights, to receive all information relating to accounting statements and payments rendered to Seller and/or Purchaser and to communicate with any relevant parties with respect to same, (3) to inspect the books and records of all sources of such income, (4) to enforce any contractual provisions with respect to the payment of the Disclosed Agreements, and (5) to settle any disputes with respect thereto, pursuant to an irrevocable authorization in the form attached hereto as Exhibit ___ (the “Exclusive Audit Agency Rights”).

4. PURCHASE PRICE.

(a) Provided that Seller is not in breach of any of Seller’s warranties, representations, obligations, covenants or agreements contained in this Agreement, and in reliance upon the warranties, representations, obligations, covenants, and agreements contained herein, Purchaser agrees to pay to Seller an amount equal to the valuation of each of the Works as determined by Purchaser or its affiliate, Musicow Asset, and set forth on Schedule A (the “Purchase Price”), as full consideration for the sale, assignment, transfer, conveyance, grant and deliveries of each Work, as applicable, made hereunder. The Purchase Price shall be payable for each Work within ten (10) business days after the applicable Issuance Date for each Work that is sold in the Offering via the Musicow Platform and subject to adjustments as set forth in this Section; provided, however, that no portion of the Purchase Price for any Work shall be paid prior to the full execution of this Agreement and the completion and/or execution (as applicable) of all Schedules and Exhibits hereto.

(b) The Purchase Price for each Work shall be paid 50% directly to Darius Logan and 50% directly to Dominique Logan,by direct deposit via ACH, wire, or by using other reputable mutually approved means in accordance with the payment information specified on Exhibit “D” attached hereto and incorporated herein by this reference (the “Payment Information”). Purchaser shall not be required to make any payment hereunder until Purchaser receives accurate and complete Payment Information.

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(c) At the Initial Issuance Date, Purchaser will pay to Seller an amount (the “Closing Payment”) equal to: The Purchase Price for each Work actually sold on the Musicow Platform as of the Initial Issuance Date less (i) the Royalties Holdback, if applicable; less the unrecouped balances, if any; less (iii) Post-Issuance Date Pre-Cash Date Receipts if applicable; less (iv) the Offset Amounts if applicable and less (v) third party royalty participants as detailed in the Album Agreements. After the Initial Issuance Date through the Listing Closing date, Purchaser will pay to Seller an amount the “Closing Payment” equal to: The Purchase Price for each Work in connection with the Royalty Stream sold on the Musicow Platform as of the Issuance Date less (i) the Royalties Holdback, if applicable; less (ii) the unrecouped balances, if applicable ; less (iii) Post-Issuance Date Pre-Cash Date Receipts, if applicable; less (iv) the Offset Amounts, if applicable; and less (v) the third party royalty participants as detailed in the Album Agreements.

(d) Purchaser shall be entitled to deduct and withhold from the Purchase Price all taxes that Purchaser may be required to deduct and withhold under any provision of the United States Internal Revenue Code, 26 U.S.C. § 1 et seq., as amended, or any other applicable tax law rule or regulation. All such withheld amounts shall be treated as delivered to Seller hereunder.

(e) Purchaser also agrees to pay Seller an amount equal to fifty percent (50%) of the dividends received from an ATS Operator by Purchaser’s or one of its affiliates, in connection with the Royalty Steam for each Work, such amount to be referred to as the “ATS Net Profits Dividends,” as and when the same are tendered to Purchaser or one of its affiliates.

(f) Purchaser shall send, provide or make available to you statements for Seller’s share of ATS Net Profits Dividends payable hereunder (in either physical or electronic form, in Purchaser’s discretion) within 90 days after the end of each semi-annual period during the Term, and pay Seller the net amount of such dividends, if any, after deducting any administrative fees, chargeable or repayable amounts hereunder and any amounts that Purchaser is required to deduct or withhold by law or under the terms of any union or guild agreement. All statements rendered by Purchaser will be conclusively binding upon Seller and not subject to any objection by Seller for any reason unless (a) specific objection in writing solely by Seller, stating the basis thereof, is given to Purchaser within three (3) years from the date such statement is rendered and (b) an audit pursuant for that statement is completed solely by Seller within six (6) months after the date upon which Purchaser allows Seller to commence field work (i.e., when Purchaser provides first access to the applicable books and records) in respect of such audit (the end of each such six-month period, an “Audit Completion Deadline”). Seller may only audit a particular statement once, and such audit must be completed on or before the applicable Audit Completion Deadline. Seller shall not conduct an audit more frequently than one time per year and shall give notice at least 30 days prior to the date Seller intends to commence its audit. For purposes of clarification, if either member of Seller exercises such audit rights, such rights will have been exercised on behalf of both parties and the other member will not have the right to audit separately.

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3.01 Definitions:

“ATS Operator”: means a Registered Broker-Dealer that operates an alternative trading system.

“ATS Net Profits Dividends”: means the dividends payable to Purchaser or one of its affiliates by an ATS Operator with respect to a class of stock of the ATS Operator or its control affiliate based upon net profits earned by the ATS Operator with respect to secondary sales of the Royalty Stream for each Work effected by the ATS Operator, as set forth in the applicable Royalty Sharing Agreement.

“Cash Date”: – means the date that for each Work that Purchaser pays the Purchase Price.

“Closing Date”: means the date that Purchaser and the Seller have fully executed this Agreement.

“Initial Issuance Date”: means the first business day that is the date that is ninety (90) days from the commencement of the Offering.

“Issuance Date”: means the date after the Initial Issuance Date of the Offering on which the sale of the Royalty Stream in connection with each applicable Work is completed on the Platform.

“Listing Closing Date”: mean that date that is the first business day that is twenty-four (24) months after the Issuance Date.

“Offering”: means the offer and sale of the fractionalized Royalty Stream to potential investors pursuant to “Regulation A,” an exemption from the securities registration requirements under the securities laws of the United States, including the Securities Act of 1933, 15 U.S.C. § 77a et seq., as amended, and the Securities Exchange Act of 1934, 15 U.S.C. § 78a et seq., as amended.

“Offset Amounts” – means the aggregate amounts of any and all amounts owed to third parties by Seller as of the Closing Date which are chargeable against or recoverable from the Collective Interest or proceeds therefrom, including, without limitation in respect of any outstanding Taxes, judgments against the Seller, outstanding loans to the Seller and any and all unrecouped advances as of the Closing Date.

“Post-Issuance Date Pre-Cash Date Receipts” means any and all sums, royalties, income, or other earnings of any nature, kind or description earned by (including pipeline earnings that reduce to an outstanding balance, if any, as shown on an accounting statement), accounted to, credited to, paid to, or received by Seller from and after the Issuance Date through the Cash Date in connection with, under, or relating to the each Work.

“Royalties Holdback” means an amount equal to the royalties received by Seller after the Issuance Date and up to and including after the date on which Purchaser directly receives the first royalty statement and payment from each payor (e.g., UMG, SoundExchange, etc.)

5. CLOSING. The closing of this transaction (the “Closing”) shall take place on the date that Purchaser counter-signs this Agreement after Seller’s execution thereof.

6. CONDITIONS TO PURCHASER’S OBLIGATIONS. The obligations of Purchaser hereunder, including, without limitation, the obligation to pay the Purchase Price for each Work, are expressly made subject to the fulfillment of the following conditions:

(a) The truth and accuracy in all respects of all promises, covenants, representations and warranties of Seller hereunder, all of which shall survive the Closing Date and shall remain in full force and effect in perpetuity.

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(b) The receipt by Purchaser of the following Documents:

a. Assignment of copyrights and renewal, extended and reversionary terms of copyrights in the form attached hereto as Exhibit “A” (the “Assignment”) and incorporated herein by this reference, executed and delivered by Seller with respect to the Collective Interest in each and every Work and such works shall be registered in both parties names jointly.

b. Intentionally Deleted

c. Separate duly executed irrevocable letter of directions signed by Seller instructing SoundExchange and any third party that collects neighboring rights to pay to Purchaser any and all royalties that would otherwise have been payable to Seller from and after the Effective Date in the forms attached hereto and incorporated by reference herein as Exhibit __ (“LOD’s”).

d. Confirmation from _______________ and any other third parties that such third party will honor such LOD (email confirmation shall suffice).

e. Confirmation from _____________ and any other third parties that the Works are fully separated from Seller’s catalogue account.

f. A duly executed authorization letter confirming Purchaser Exclusive Audit Agency Rights in the form of Exhibit ____ (the “Audit Agent Letter”).

g. A duly executed form audit notice in the form attached hereto and incorporated by reference herein as Exhibit __ (the “Audit Notice”).

h. A duly executed and notarized power of attorney in the form attached hereto and incorporated by reference herein s Exhibit _______(the “POA”).

i. any and all documents required by Purchaser for Purchaser to properly register with the Korea Copyright Commission the transfer and assignment of the Collective Interest in each of the Works from Seller to Purchaser (including all necessary consents or approval from relevant parties who may have ownership to the Works, in whole or in part, and a power of attorney authorizing the Purchaser to act as the designated agent for each such relevant parties).

(c) No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transactions contemplated by this Agreement or to its consummation, shall have been instituted or threatened.

(d) Seller shall have performed and complied with all covenants and agreements, and satisfied all conditions that Seller is required by this Agreement to perform, comply with and/or satisfy before or at the Closing.

(e) The execution and delivery of this Agreement, the Assignment and all other instruments required to be delivered by Seller.

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(f) CONDITIONS TO SELLER’S OBLIGATIONS. The obligations of Seller hereunder, including, without limitation, Seller’s obligation to transfer the Collective Interest in each of the Works, are expressly made subject to Purchaser’s performance of and compliance with all material covenants, agreements and conditions that Purchaser is required by this Agreement to perform, comply with and/or satisfy before or on the Closing Date.

7. SELLER’S COVENANTS.

(a) From and after the Closing Date, in perpetuity, Seller shall not assert or exercise any Moral Rights (as defined herein) with respect to each of the Works or otherwise against Purchaser, its successors, assigns, or licensees. “Moral Rights” means any rights of paternity or integrity, or any right to claim authorship of a work, to object to or prevent any distortion, mutilation, or other modification of, or other derogatory action in relation to, any work, or to withdraw from circulation or control the publication or distribution of a work, whether or not such would be prejudicial to the honor or reputation of the creator of the work, and any similar right, existing under judicial or statutory law, or under any treaty, in all countries of the world or otherwise throughout the universe. In particular,

a. While Purchaser will use reasonable efforts to indicate Seller’s name or fictitious business name when using the Works, Seller acknowledges and agrees that Purchaser may omit indicating Seller’s name or fictitious business or professional name from time to time; and

b. Seller acknowledges and agrees that Purchaser may modify the Works, including adaptation, editing, translation, title changes, and lyric modifications, and that Purchaser may not be able to obtain Seller’s consent for each instance.

(b) From and after the Closing Date, in perpetuity, Seller shall not assert any claims with respect to Purchaser’s transfer, assignment, entrustment, or in any way dispose of the Collective Interest in each of the Works. In particular,

a. Seller acknowledges and agrees that Purchaser may transfer and assign copyrights and/or the Royalty Stream to each of the Works acquired under this Agreement to any third party, and such third party may re-transfer and re-assign the assigned copyrights in and to the Works without obtaining approval from Seller; and

b. Seller acknowledges and agrees that Purchaser may freely utilize each of the Works in different forms, such as securities or tokens through the means of securitization and fractionalization.

(c) From and after the Closing Date, in perpetuity, Seller shall not engage in any activities that may alter the distribution ratio of the Royalty Stream for each of the Works, or which may be detrimental to Purchaser’s copyrights acquired hereunder, such as Purchaser’s right to grant license to a third party, the right to create derivative works, and the right to synchronize, without the prior written consent of Purchaser.

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8. INCOME ON OR AFTER THE EFFECTIVE DATE/RE-ASSIGNMENT TO SELLER.

(a) The Royalty Stream received in connection with each of the Works shall be collected by the Seller after the Effective Date until the Issuance Date for each of the Works. With the exception of a third-party distributor, on and after the Issuance Date the Royalty Stream received in connection with each of the Works shall be solely and exclusively collectible by Purchaser and Seller shall execute LOD to direct payments collected by third party distributor to be payable to
Purchaser. For the avoidance of doubt, after the Issuance Date, Purchaser shall be entitled to retain for Purchaser’s own account one hundred percent (100%) of the Royalty Stream for each of the Works regardless of when earned, including, without limitation, pipeline income, as well as, but without in any way limiting the foregoing, from any and all other sources throughout the universe, whether now known or hereafter devised derived from the Collective Interest in the Work(s).

(b) If between the Issuance Date and the Listing Closing Date any of the Works remain unsold in the Offering via the Musicow Platform, Seller expressly agrees that Purchaser or its assigns will have the right to collect and receive the Royalty Stream in connection with each Work in exchange for a ten percent (10%) Administration Fee. Purchaser’s assigns and affiliates, including Musicow US Vol. I, with the assistance of Musicow Asset, will administer and distribute the Royalty Stream to Seller at least quarterly, until such time as the Royalty Stream for each Work is purchased by the investors in an Offering on the Musicow Platform. Notwithstanding the foregoing, in the event there is no Offering of the Works within 6 months from the date of execution hereof, then Seller shall have the option to exercise its rights in writing to Purchaser to terminate this Agreement and all rights to the Works shall revert to Seller on a quit-claim basis.

(c) In connection with Works for which the Royalty Stream remains unsold as of the Listing Closing Date, and provided that Seller is not in breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement, and in reliance upon the warranties, representations, obligations, covenants and agreements contained herein, Seller shall have the option to sell such Works to Purchaser for the valuation amount as set forth on Schedule A for such Work, subject to Purchaser approval to purchase, or alternatively, provided that Seller is not in breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement, and in reliance upon the warranties, representations, obligations, covenants and agreements contained herein, Seller shall have the option to have the copyright in such Works re-assigned to Seller in Seller’s sole and absolute discretion.

9. INDEMNITY.

(a) (i) Without in any way limiting any of Purchaser’s rights in this Agreement, Seller shall indemnify, defend and hold Purchaser harmless from, against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies (individually, a “Claim”; collectively, “Claims”), including, without limitation, interest, penalties and attorneys’ fees and court costs (whether or not any legal action is actually commenced), that Purchaser and/or any of Purchaser’s affiliates may incur or suffer, and which arise, result from or in any manner relate to any breach of, and/or failure by Seller to perform, any of Seller’s representations, warranties, covenants, agreements and/or obligations in this Agreement and/or in any schedule, agreement, certificate, exhibit and/or other instrument furnished or to be furnished by Seller or any of Seller’s agents and/or any Claim and/or assertion that is inconsistent with any of Seller’s representations, warranties, covenants, agreements and/or obligations in this Agreement and/or in any schedule, agreement, certificate, exhibit and/or other instrument furnished or to be furnished by Seller or any of Seller’s agents, which right shall be in addition to Purchaser’s other rights and remedies under this Agreement. Purchaser shall notify Seller of any such Claim, assertion and/or any actual and/or alleged breach. Seller shall promptly notify Purchaser of any such claim presented to and/or assertion made against Seller or of which Seller is or becomes aware. Seller shall have the right to participate in the defense of any Claim at Seller’s sole expense with counsel of Seller’s choice; provided, however, that neither Seller nor Seller’s counsel shall interfere with Purchaser’s control over the litigation or any discussion with respect to any such action.

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(ii) Without in any way limiting any of Seller’s rights in this Agreement, Purchaser shall indemnify, defend and hold Seller harmless from, against and in respect of any and all Claim(s), including, without limitation, interest, penalties and attorneys’ fees and court costs (whether or not any legal action is actually commenced), that Seller and/or any of Seller’s affiliates may incur or suffer, and which arise, result from or in any manner relate to any breach of, and/or failure by Purchaser to perform, any of Purchaser’s representations, warranties, covenants, agreements and/or obligations in this Agreement and/or any Claim and/or assertion that is inconsistent with any of Purchaser’s representations, warranties, covenants, agreements and/or obligations in this Agreement, which right shall be in addition to Seller’s other rights and remedies under this Agreement. Purchaser shall have the right to participate in the defense of any Claim at Purchaser’s sole expense with counsel of Purchaser’s choice.

(b) Limitations to Liability.

i. Seller’s representations, warranties, covenants and agreements set forth above in Section 1 shall expire on the date that is twenty (20) years after the Closing Date; provided, however, that the Fundamental Representations (as defined below) shall survive indefinitely.

ii. The indemnifying party shall not be liable for any losses resulting from an indemnifiable claim to the extent any such amount has actually been recovered pursuant to any policy of insurance less any premium increases or out-of-pocket costs incurred in connection with the recovery of such amounts unless the applicable insurance policy prohibits or restricts the foregoing; provided that none of the foregoing requires any party that may be entitled to be indemnified under this Agreement to pursue such insurance prior to seeking indemnification hereunder.

iii. Seller’s indemnification obligation hereunder shall be capped at the Purchase Price; provided, however, the foregoing cap shall not apply to any Purchaser indemnification Claims caused as a result of the fraudulent misrepresentation of Seller.

iv. Fundamental Representations shall refer to those representations and warranties outlined in Sections 1(a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l), and (q).

10. NOTIFICATION. Seller agrees that, following the Closing Date, Seller shall promptly take any and all actions that Purchaser deems reasonably necessary or desirable to assist Purchaser in promptly notifying in writing any and all licensors, licensees, agents, representatives, writers, and/or other persons and/or entities with whom agreements have been entered into respecting the Works, or any of them, advising them that the rights of Seller that are the subject matter of this Agreement have been assigned to Purchaser, as provided herein.

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11. ADDITIONAL DOCUMENTS; POWER OF ATTORNEY. Seller agrees, without any additional consideration, at Purchaser’s request, to make, execute and deliver, and to procure the making, execution and delivery of, any and all further documents, instruments and writings that, in Purchaser’s reasonable judgment and discretion, are necessary or desirable to carry out the terms and purposes of this Agreement, including, but not limited to, any and all documents required by Purchaser for Purchaser to properly register with the applicable society or any other relevant institutions the transfer and assignment of the Collective Interest in the Works. If Seller fails or refuses to execute any such additional document within five (5) business days after Purchaser’s request therefor, then Seller hereby nominates and appoints Purchaser, and any authorized representative(s) of Purchaser, as Seller’s true and lawful attorney, to make, execute and deliver, in Seller’s name, any and all documents, instruments and writings that in Purchaser’s reasonable judgment and discretion are necessary or desirable to carry out the terms and purposes of this Agreement and to vest in Purchaser title to the assets being transferred hereunder. The power herein granted to Purchaser, and any of Purchaser’s authorized representatives, is coupled with an interest and is irrevocable for any cause whatsoever.

12. AUDIT RIGHTS UNDER THE DISCLOSED AGREEMENTS, IF ANY; ROYALTY PORTAL ACCESS.

(a) From and after the Closing Date, if Purchaser does not exercise or is unable to exercise its Exclusive Audit Agency Rights at any particular time with respect to the Disclosed Agreements or any other agreement pertaining to the Collective Interest, then, at Purchaser’s option, Seller shall undertake any and all audits of such entity as reasonably directed by Purchaser, in Seller’s name but at Purchaser’s sole cost and expense. Without limiting the foregoing, at Purchaser’s request, Seller shall provide notice of audit in the form designated by Purchaser, engage auditors or attorneys selected by Purchaser to undertake such audits and, if necessary, commence litigation in connection therewith; and provided, further, that as between Seller and Purchaser, Purchaser shall have the sole right to make any and all decisions in connection with each such audit and the settlement or resolution thereof; and Purchaser shall be solely responsible for any fees, costs, and expenses payable in connection with any such audit or litigation (collectively, the “Audit Costs”) in accordance with this Section 11(a), and Purchaser shall be entitled to recoup any and all Audit Costs incurred by Purchaser hereunder from any and all gross amounts recovered as a result of any such audit. Notwithstanding anything to the contrary contained herein, Seller shall be entitled to receive a pro-rata portion of any net proceeds actually recovered by Purchaser in connection with any audit conducted by Purchaser hereunder in respect of accounting, even if such audit includes periods ending prior to the Cash Date.

(b) In the event that from and after the Closing Date, any third-party referenced in the Disclosed Agreements shall fail or refuse to grant Purchaser access to a portal or password-secured database with respect to royalties previously paid or payable pursuant to the Disclosed Agreements, then Seller shall, at Purchaser’s request, provide Purchaser with the necessary login credentials to enable Purchaser to log in to the applicable royalty portal or database and to access any and all information provided therein that is otherwise accessible to Seller.

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13. NOTICES. Any notice, request, demand, instruction, payment and other communication given under or in connection with this Agreement shall be in writing and shall be delivered by hand, sent by United States first class registered or certified mail, return receipt requested, postage prepaid, or sent via e-mail and addressed as follows:

(a)	If to Seller,

Address: 345 N. Maple Drive, Suite 210, Beverly Hills, CA

E-mail address: us_legal@musicow.com

Attention: Attn: Legal

With a copy via email to Marcus Sanchez at marcus@musicow.com

(b)	If to Purchaser,

Address:

E-mail address:

Attention:

Either party, by a notice given in the foregoing manner, may change its address for purposes of any subsequent notice. Notices shall be deemed to have been duly given (i) when delivered by hand as specified above, (ii) five (5) days after being mailed in the United States by first class registered or certified mail as specified above, or (iii) at the time of transmission, if such notice is delivered via email at the email address specified above. To avoid any doubts, notices of a change of address shall be deemed duly given on the date of receipt.

14. BINDING UPON SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, heirs, executors and legal representatives of the parties hereto.

15. EXPENSES. Each of the parties hereto shall pay such party’s own costs and expenses incurred or to be incurred by such party in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

16. OPPORTUNITY TO CURE; REMEDY; TERMINATION. No breach by either party hereto of the terms hereof shall be deemed material unless and until written notice of breach (email sufficient) shall be served on the breaching party by the non-breaching party and the breaching party shall have failed to cure such breach within thirty (30) days after the breaching party’s receipt of such notice, or if such breach cannot reasonably be cured by the breaching party within such thirty (30) day period, the breaching party shall have failed to commence to cure such breach within such thirty (30) day period and continue to so cure with reasonable diligence (provided that the period to cure a breach relating to the payment of any portion of the Purchase Price shall be ten (10) business days after Purchaser’s receipt of such notice of breach from Seller). Seller hereby waives the right to rescind this Agreement as a result of Purchaser’s breach, whether actual or threatened, of the terms and conditions of this Agreement and Seller acknowledges that Seller shall be limited to the recovery of money damages alone in any action to enforce the terms of this Agreement. Without limiting the generality of the foregoing, if Seller breaches this Agreement, irrespective of whether the breach is deemed material pursuant to this paragraph, Purchaser reserves the right to seek damages against Seller, including but not limited to the Purchase Price paid and the attorney’s fees.

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17. ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement, including, without limitation, all Schedules and Exhibits hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, representations and understandings of the parties, whether oral or written. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making such waiver.

18. APPLICABLE LAW. This Agreement shall be interpreted, construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California applicable to agreements entered into and wholly performed therein.

19. SEVERABILITY. If any provision or portion of this Agreement shall be invalid or unenforceable for any reason, there shall be deemed to be made such minor changes (and only such minor changes) in such provision or portion as is necessary to make such provision or portion valid and enforceable. The invalidity or unenforceability of any provision or portion of this Agreement shall not affect the validity or enforceability of any other provision or portion of this Agreement.

20. SURVIVAL OF WARRANTIES. All representations, warranties, covenants and other agreements, and all indemnities with respect thereto, made by Seller and Purchaser under this Agreement or pursuant hereto shall survive the Closing and shall remain in full force and effect in perpetuity.

21. LEGAL ACTION. If any legal action, arbitration or other proceeding of any kind or nature is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default and/or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in such action or proceeding in addition to any other relief to which such party or parties may be entitled.

22. NO NOTICE OF DEFECT. The fact that Purchaser shall have acquired any information or been furnished with various agreements, licenses, documents and other papers relating to Seller and the Works, or that the foregoing shall have been made available to Purchaser, shall not:

(a) Constitute notice to Purchaser of any defect in the right of Seller to enter into this Agreement or of Seller to execute any of the agreements or other instruments executed or to be executed pursuant to this Agreement;

(b) Constitute notice to Purchaser of any incapacity or inability of Seller to make any of the warranties, representations, undertakings, covenants or agreements made by Seller in this Agreement, in any of the Exhibits annexed hereto or in any of the statements, certificates, documents or other instruments submitted or to be submitted pursuant to this Agreement; or

(c) Prevent Purchaser from enforcing any of Purchaser’s rights pursuant to this Agreement with respect to any of the foregoing.

23. CONFIDENTIALITY. All parties hereto shall maintain as strictly confidential the terms and conditions of this Agreement, except for the existence of this Agreement, the transfer of ownership of the Works, date of this Agreement and identities of the contractual parties, other than to exercise their respective rights hereunder or to notify all relevant third parties of the sale and transfer of the Collective Interest in the Works herein made and other than with respect to disclosures made for reasonable business purposes to each party’s accountants, financial advisors and/or attorneys or pursuant to law.

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24. REPRESENTATION BY LEGAL COUNSEL. Seller hereby acknowledges and agrees that Seller has been represented by, and has received the direct assistance and advice of, independent legal counsel of Seller’s own choice, or has had the opportunity to be represented by independent legal counsel of Seller’s own choice, for the purpose of advising Seller in connection with the negotiation, preparation and execution of this Agreement. Additionally, Seller hereby acknowledges and agrees that if Seller has not been represented by independent legal counsel of Seller’s own choice for purposes of advising Seller in connection with the negotiation, preparation and execution of this Agreement, Seller’s failure to be represented by independent legal counsel of Seller’s own choice in connection with this Agreement was determined solely by Seller, without any interference by Purchaser or any person, firm or corporation affiliated with or related to Purchaser.

25. HEADINGS. The headings of the paragraphs contained in this Agreement are supplied for convenient reference only and do not form a part hereof or in any way modify, interpret or construe the intention of the parties.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth above.

“PURCHASER”		“SELLER”

FOR MUSICOW IP US, LLC:

By:	/s/Marcus Sanchez	/s/ Dominique Logan
	An authorized signatory	Dominique Logan

/s/ Darius Logan
	2/18/2025	Darius Logan
Date fully executed		Collectively p/k/a “Blaq Tuxedo

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SCHEDULE “A”

(The Works)

Work Title	% Master of Ownership / % of Listing	FMV	Share of Total	Released/ Unreleased
“Lee Way”	40%	$1,700	12.4%	Unreleased
“A lot”	40%	$1,500	10.9%	Unreleased
“Fake Happy”	40%	$1,050	7.7%	Unreleased
“Shot Caller”	40%	$1,050	7.7%	Unreleased
“Type Shit” ft. SheLuvSpace	40%	$1,050	7.7%	Unreleased
“Toxic”	40%	$1,050	7.7%	Unreleased
“Anything Goes”	40%	$1,050	7.7%	Unreleased
“Ashes to Ashes”	40%	$1,050	7.7%	Unreleased
“Slide”	40%	$1,050	7.7%	Unreleased
“Better Off”	40%	$1,050	7.7%	Unreleased
“Should’ve Seen It”	40%	$1,050	7.7%	Unreleased
“The D”	40%	$1,050	7.7%	Unreleased
Total		$13,700	100.0%

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EXHIBIT “A”

(Assignment of Copyright)

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ASSIGNMENT

For valuable consideration, receipt of which is hereby acknowledged, the undersigned hereby sells, assigns, transfers, and sets over to MUSICOW IP US, LLC (“Assignee”), effective as of the 11th day of February 2025, for the territory of the universe, forty percent (40%) of all of:

a.	Seller’s master copyright ownership interest in and to each and every the Work listed on Schedule “A” hereto, whether present, or future rights (and whether existing, contingent, expectant or otherwise therein (herein the “Copyright”); and

b.	the exclusive administration rights (whether existing, contingent, expectant or otherwise) and all rights to receive all income, as applicable, in and to Seller’s forty percent (40%) interest in, subject to any agreements with any royalty payor, third party distributors, and/or administrators (herein “Disclosed Agreements”), including the sole and exclusive right to collect an undivided one hundred percent (100%) of the income from 40% of each of the Works and any and all other monies payable or creditable to Seller anywhere in the universe in connection with each of the Works from and after the Cash Date, regardless of when such monies are earned or due; any and all of Seller’s rights under the Disclosed Agreements or other agreements, including the sole and exclusive right to exercise any and all of Seller’s approval and/or audit rights thereunder; subject to the Disclosed Agreements, with respect to master recordings, without limitation, all income from all sources, including, but not limited to, streaming, performance, mechanical, synchronization and any and all other income sources, both domestic and non-domestic, whether now known or hereafter devised and including any performance income from SoundExchange or any and all neighboring rights income (herein collectively with the “Royalty Stream”). Purchaser desires to acquire and Seller desires to sell as set forth in this Paragraph III (a) the Copyright and (b) the Royalty Stream, collectively referred to hereinafter as the “Collective Interest.”

c.	The undersigned’s right, title and interest in the Collective Interest (which shall in no event be less than the undersigned’s interest, including the administration rights, including the exclusive right to collect any and all income, (including all of the proceeds whether accrued and unpaid and hereafter accruing), conduct audits, and grant approvals specified on Schedule “A” attached hereto and incorporated herein by this reference) in and to those works listed on Schedule “A” hereto, which works are subject to that certain asset purchase agreement that is dated as of ___day of January 2025, effective as of January , 2025, by and between Dominique Logan and Darius Logan, individually and on behalf of his, her or their present and future designees, on the one hand, and Assignee, on the other hand (the “Works”), and (ii) the right, title and interest of the undersigned, vested and contingent, therein and thereto, including, without limitation, in the ownership of all copyrights therein and any and all rights under the copyrights for the full term of copyright and any and all extensions and/or renewals and/or reversions thereof throughout the universe, whether presently available or hereafter coming into existence under current and/or future legislation; any and all versions and derivative works of the Works and any and all copyrights and renewals, extensions and reversions of copyrights in such other versions or derivative works; any and all causes of action for infringement of the foregoing, past, present and future; any and all proprietary rights; and all of the proceeds from the foregoing accrued and unpaid and hereafter accruing.

d. If any provision of this instrument of transfer shall be held void, invalid or inoperative, no other provision of this instrument of transfer shall be affected as a result thereof and, accordingly, the remaining provisions of this instrument of transfer shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has duly executed this Assignment this day of February, 2025, effective as of the 19 day of February 2025.

/s/ Dominque Logan
Dominque Logan
/s/ Darius Logan
Darius Logan

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California	)
County of Los Angeles	)

On 02/19, 2025 before me, Ryan Matthew McDuffie, Notary Public (here insert name and title of the officer), personally appeared Dominique Logan, proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/they authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature	/s/ Dominique Logan	(Seal)

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California	)
County of Los Angeles	)

On 02/19, 2025 before me, Ryan Matthew McDuffie, Notary Public. (here insert name and title of the officer), personally appeared Darius Logan, proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/they authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature	/s/ Darius Logan	(Seal)

EXHIBIT “B”

(Notices)

Dated as of _February 11, 2025

Re: Notice of Assignment of Copyrights

Gentlepersons:

Please be advised that, effective as of February 11, 2025, MUSICOW IP US, LLC, located at 345 N. Maple Drive, Suite 210, Beverly Hills, CA 90210, has acquired forty percent (40%) copyright interest in all right, title and interest in the undersigned’s master ownership interest (including, without limitation, exclusive universe-wide administration rights) in and to all master recordings listed on Schedule “A” attached hereto and incorporated herein by this reference (the “Works”), including, without limitation, all copyrights therein and thereto throughout the universe and all renewals, extensions and reversionary terms thereof.

All income of any nature, regardless of when earned, in respect of the Works to the extent otherwise payable to Dominique Logan and/or Darius Logan or on behalf of his other master ownership designees, shall be payable to MUSICOW IP US, LLC.

All statements, checks and correspondence relevant to the Works are to be directed to MUSICOW IP US, LLC.

Please mark your records accordingly and acknowledge receipt of this notification by signing the enclosed copy and returning it to MUSICOW IP US, LLC.

Very truly yours,

For MUSICOW IP US, LLC:

By:	/s/ Marcus Sanchez
Name:	Marcus Sanchez
An Authorized Signatory

ACKNOWLEDGED BY:

/s/ Dominque Logan
Dominque Logan
/s/ Darius Logan
Darius Logan

EXHIBIT “C”

(Royalty Assignment Form)

EXHIBIT “D”

(Payment Information)

EXHIBIT “E”

(Due Diligence Questionnaire)